Exhibit 12(b)

Central Power and Light Company
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements
(Unaudited)






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                                                 12 Months

                                                   Ended                            Year Ended December 31,
                                                               ------------------------------------------------------------------
                                              Sept. 30, 1996       1995          1994         1993         1992         1991
                                             ------------------------------------------------------------------------------------
                                                                       (thousands, except for ratios)
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

Operating Income                                     $291,977      $282,184     $256,251     $190,079     $266,665     $249,573
Adjustments:
  Federal income taxes                                 68,612        51,755       51,329     (18,954)       34,726       42,869

  Provision for deferred income taxes                  27,182       (30,025)      26,659      90,520        48,610       36,821

  Deferred investment tax credits                      (5,789)       (5,789)      (5,789)     (5,806)       (5,837)      (5,831)

  Other income and deductions                          (8,767)       14,880        1,272       1,663           890        2,522

  Allowance for borrowed and equity
    funds used during construction                      1,943         4,514        3,689       2,618         1,171        2,124

  Mirror CWIP amortization                              10,250       41,000       68,000      75,702        82,527       96,671

                                             ------------------------------------------------------------------------------------
                  Earnings                            $385,408      $358,519     $401,411     $335,822     $428,752     $424,749
                                             ====================================================================================


Fixed Charges:
  Interest on long-term debt                          $110,100      $116,205     $111,408     $112,939     $125,476     $124,987
  Interest on short-term debt and other                 19,071        19,926       12,365       11,993        7,266        8,697

  Preferred stock dividend requirements                 21,199        15,586       18,655       20,537       21,769       26,592

                                             ------------------------------------------------------------------------------------
                                                      $150,370      $151,717     $142,428     $145,469     $154,511     $160,276
                                             ====================================================================================


Ratio of earnings to combined fixed
  charges and preferred stock dividend
  requirements
                                                          2.56          2.36        2.82         2.31         2.77         2.65


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